Business Consulting Agreement

This Business Consulting Agreement (the “Agreement”) is entered into and effective October 30, 2014 by and between:

Scott Plantinga

(“Consultant”)

And

Aja Cannafacturing, Inc.
533 Birch Street

Lake Elsinore, CA 92530

(“Aja”)

WITNESSETH

WHEREAS, Consultant provides consultation and advisory services relating to business management, and

WHEREAS, Aja desires to be assured of the services of the Consultant in order to avail itself to the Consultant’s experience, skills, knowledge and abilities. Aja is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services: Effective as of October 30, 2014, Aja hereby engages and Consultant hereby accepts the engagement to become a consultant to Aja and to render such advice, consultation, information and services to Aja including (a) assistance with executive management transition for Aja, (b) assisting Aja with regard to its anticipated spin-off of Charge! Energy Storage, Inc., and (c) such other managerial assistance as Aja shall deem necessary or appropriate for Aja business.

2.	Payment: In consideration for entering into this agreement, Aja agrees to irrevocably issue to the Consultant 58,500,000 shares of Aja upon the execution of this agreement. Company shall register this Agreement and the share issuable hereunder on Form S-8 as soon as practicable.

3.	Expenses: Aja shall reimburse Consultant for all pre-approved travel and other expenses incurred. Consultant shall provide receipts and vouchers to Aja for all expenses for which reimbursement is claimed.

4.	Invoices: All pre-approved invoices for services provided to Aja and expenses incurred by Consultant in connection therewith shall be payable in full within ten (10) days of the date of such invoice.

5.	Personnel: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of Aja. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of Aja. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf on Aja, whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state or local law now in force and effect hereafter enacted.

6.	Term and Termination: The term of this Agreement shall be effective on October 30, 2014 and shall continue in effect for a period of six months thereafter. This Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Aja or Consultant may cancel this Agreement on fifteen (15) days written notice, at which time no further obligations will be due from either party.

7.	Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by Consultant. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors.

8.	Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to Aja and obtained during Consultants’ engagement by Aja, shall not be, directly or indirectly, disclosed without the prior express written consent of Aja, unless and until such information is otherwise known to the public generally through no fault of Consultant. All documents containing confidential information provided to Consultant by Aja shall clearly and conspicuously be marked with the word “Confidential.”

9.	Limited Liability: Neither Consultant nor any of his employees, officers or directors shall be liable for consequential or incidental damages of any kind to Aja that may arise out of or in connection with any services performed by Consultant hereunder.

10.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof or actual domicile parties. Any dispute arising out of this Agreement shall be resolved in the courts sited in Clark County, Nevada, to the exclusion of all other venues.

11.	Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

2

12.	Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

13.	Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

IN WITNESS WHEREOF, Aja and Consultant have duly executed this Agreement as of the day and year first above written.

Aja Cannafacturing, Inc.	Scott Plantinga
/s/ Kendall Smith By: Kendall Smith Its: President and CEO	/s/ Scott Plantinga Consultant

3